Exhibit 99.5
QUANTINUUM
RESTRICTED SHARE AWARD AGREEMENT
This Restricted Share Award Agreement (the “Agreement”) is entered into on [_____], [___] by and between Quantinuum, a Cayman Islands-exempted limited company (the “Company”), and [____] (the “Participant”). The Restricted Shares (as defined below) are subject to all of the terms and conditions of this Agreement and the Company’s 2023 Equity Incentive Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.    Grant of the Award.
In consideration of Participant’s [past and/or continued] employment with or service to the Company Group and for other good and valuable consideration, effective as of the date hereof, the Company grants to the Participant [____] Shares, fully paid, subject to vesting as set forth in Section 3 (the “Restricted Shares”).
2.    Certain Definitions.
(a)    “Cause” shall mean any of the following with respect to the Participant, as determined by the Board in consultation with counsel retained by the Board to advise on that determination: (i) clear evidence of a material violation of the Company’s Code of Business Conduct; (ii) deliberate insubordination; (iii) the Participant’s material and unauthorized use or disclosure to a third party of the proprietary information or trade secrets of the Company and/or its affiliates or willful failure to comply with written Company policy(ies); (iv) a fraud committed against the Company; (v) the misappropriation, embezzlement or reckless or willful destruction of Company property; (vi) the willful failure or refusal to perform, or gross negligence in the performance of, the Participant’s material job duties; (vii) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); (viii) the knowing falsification of any records or documents of the Company; (ix) a significant breach of any statutory or common law duty of loyalty to the Company; (x) intentional and improper conduct that is significantly prejudicial to the business of the Company; or (xi) the failure to cooperate fully in a Company investigation or the failure to be fully truthful when providing evidence or testimony in such investigation.
(b)    “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company determined on a consolidated basis to an unrelated person or entity; (ii) a merger, reorganization, or consolidation involving the Company in which the voting shares of the Company outstanding immediately prior to such transaction represent or are converted into or exchanged for securities of the surviving or resulting entity immediately upon completion of such transaction which represent less than 50% of the outstanding voting power of such surviving or resulting entity; or (iii) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or series of related transactions by a person or group of persons.
(c)    “Good Reason” shall mean the Participant’s voluntary termination, within thirty (30) days following the expiration of any Company cure period, following the occurrence of one or more of the following, without the Participant’s consent: (i) a material reduction of title, duties, authority, or responsibilities, relative to the Participant’s title, duties, authority, or responsibilities as in effect immediately prior to such reduction; (ii) a material reduction by the Company of the Participant’s annual target cash compensation (other than in connection with a general reduction of annual target cash compensation applicable to similarly situated employees); [or] (iii) a material breach of the terms of this Agreement by the Company [or (iv) a material change in the geographic location of the Principal Location by the Company which shall, in any event, include only a relocation of the Principal Location by more than thirty-five (35) miles from its existing location]; provided, however, in each case, the Participant may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that the Participant believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and such condition must not have been remedied by the Company within thirty (30) days following the date of such notice.
(d)    “Initial Public Offering” shall mean an offering pursuant to an effective registration under the Securities Act.
(e)    “Liquidity Event” shall mean the consummation of a SPAC Transaction, an Initial Public Offering or a Change in Control.
(f)    [“Principal Location” shall mean the [_____] metropolitan area.]
(g)    “Vesting Commencement Date” shall mean [_____], [___].
3.    Vesting.
(a)    The Restricted Shares shall be eligible to vest only if and solely to the extent set forth in this Section 3, with [__]% of the Restricted Shares subject to the service-based conditions set forth in Section 3(b) (the “Time-Based Component”) and [__]% of the Restricted Shares subject to the performance-based conditions set forth in Section 3(c) (the “Performance-Based Component”). Notwithstanding anything herein to the contrary, the Restricted Shares shall not vest (in whole or in part) unless and until a Liquidity Event occurs on or prior to the tenth (10th) anniversary of the date hereof (a “Qualifying Liquidity Event”). For the avoidance of doubt, (i) the vesting date of the Restricted Shares shall be the later to occur of (A) the date on which the Time-Based Component or Performance-Based Component (as applicable) is satisfied and (B) the occurrence of a Qualifying Liquidity Event, (ii) subject to (A) the last sentence of Section 3(b)[, (B) Section 3(c)(iii), (C) Section 3(d) and (D) Section 3(e)] [and (B) Section 3(d)], any outstanding Restricted Shares that have not satisfied the Time-Based Component or the Performance-Based Component (as applicable), in whole or in part, as of the date of the termination of the Participant’s service with the Company Group shall be automatically surrendered for no consideration as of such date, (iii) any outstanding Restricted Shares that have satisfied the Time-Based Component or the Performance-Based Component (as applicable), in whole or in part, as of the date of the termination of the Participant’s service with the Company Group (other than due to the Participant’s termination of service with the Company Group by the Company Group for Cause or by the Participant without Good Reason (the latter of which is addressed in Section 3(d)) shall remain outstanding until the earlier of (A) a Qualifying Liquidity Event and (B) the tenth (10th) anniversary of the date hereof, and (iv) if a Qualifying Liquidity Event has not occurred on or prior to the tenth (10th) anniversary of the date hereof, all Restricted Shares shall be automatically surrendered for no consideration as of such date.
(b)    The Restricted Shares subject to the Time-Based Component shall be eligible to vest in equal annual installments of [__]% of the Restricted Shares subject to the Time-Based Component on each of the first four anniversaries of the Vesting Commencement Date (i.e., [__]% of the total Restricted Shares on each of the first four anniversaries of the Vesting Commencement Date), in each case subject to Participant’s continued service with the Company Group. Notwithstanding anything to the contrary herein, in the event that the Participant’s service is terminated by the Company Group without Cause or by the Participant for Good Reason, in either case prior to a Qualifying Liquidity Event, the portion of the Restricted Shares subject to the Time-Based Component that has not satisfied the Time-Based Component shall remain outstanding for three (3) months following such termination date and shall be eligible to vest solely in accordance with Section 3(e) (and for the avoidance of doubt, to the extent it does not vest in accordance with Section 3(e), shall be surrendered or forfeited as of the date that is three (3) months following such termination date).
(c)    The Restricted Shares subject to the Performance-Based Component shall be eligible to vest as follows:
i.Up to 20% of the Restricted Shares subject to the Performance-Based Component (i.e., [__]% of the total Restricted Shares) shall be eligible to vest based on the attainment of [___] annual performance objectives, subject to the Participant’s continued service with the Company Group through December 31, [___];
ii.Up to approximately 26.67% of the Restricted Shares subject to the Performance-Based Component (i.e., [__]% of the total Restricted Shares) shall be eligible to vest based on the attainment of [___] annual performance objectives, subject to the Participant’s continued service with the Company Group through December 31, [___];
iii.Up to approximately 26.67% of the Restricted Shares subject to the Performance-Based Component (i.e., [__]% of the total Restricted Shares) shall be eligible to vest based on the attainment of [___] annual performance objectives, subject to the Participant’s continued service with the Company Group through December 31, [___]; [and]

iv.Up to approximately 26.67% of the Restricted Shares subject to the Performance-Based Component (i.e., [__]% of the total Restricted Shares) shall be eligible to vest based on the attainment of [___] annual performance objectives, subject to the Participant’s continued service with the Company Group through December 31, [___][; and]
v.[Notwithstanding anything to the contrary herein, in the event that the Participant’s service is terminated by the Company Group without Cause or by the Participant for Good Reason, in either case, prior to a Qualifying Liquidity Event, the portion of the Restricted Shares subject to the Performance-Based Component that has not satisfied the Performance-Based Component shall remain outstanding for three (3) months following such termination date and shall be eligible to vest solely in accordance with Section 3(e) (and for the avoidance of doubt, to the extent it does not vest in accordance with Section 3(e), shall be surrendered or forfeited as of the date that is three (3) months following such termination date); provided, however, that if either such termination of service occurs within three (3) months prior to the last day of [___], [___], [___] or [___], as applicable, and a Qualifying Liquidity Event does not occur prior to such last day of the applicable calendar year in which the termination occurs, then the Restricted Shares that are eligible to satisfy the Performance-Based Component with respect to such calendar year shall be eligible to vest based on the attainment of the applicable performance goals for such year and, to the extent such goals are not achieved, such Restricted Shares shall be surrendered or forfeited as of the last day of the applicable calendar year.].
(d)    Notwithstanding anything to the contrary herein, in the event that the Participant’s service with the Company Group is terminated by the Participant without Good Reason prior to a Qualifying Liquidity Event:
i.If the Participant has completed at least [one (1) year][two (2) years] of service but less than [three (3)][four (4)] years of service with the Company Group, [20%][25%] of the Restricted Shares that have met either the Time-Based Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Shares shall be automatically surrendered for no consideration as of such date;

ii.If the Participant has completed at least [three (3)][four (4)] years of service but less than [five (5)][six (6)] years of service with the Company Group, 50% of the Restricted Shares that have met either the Time-Based Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Shares shall be automatically surrendered for no consideration as of such date; and
iii.If the Participant has completed at least [five (5)][six (6)] years of service with the Company Group, [60%][75%] of the Restricted Shares that have met either the Time-Based Component or the Performance-Based Component, in each case as of the Participant’s termination date, shall remain outstanding and eligible to vest upon the occurrence of a Qualifying Liquidity Event, and all other Restricted Shares shall be automatically surrendered for no consideration as of such date.
(e)    In the event that the Participant’s service with the Company Group is terminated by the Company Group without Cause or by the Participant for Good Reason, in either case, within three (3) months preceding or twelve (12) months following the occurrence of a Qualifying Liquidity Event, the portion of the Restricted Shares subject to the Time-Based Component that has not satisfied the Time-Based Component [and, subject to Section 3(c)(iii), the portion of the Restricted Shares subject to the Performance-Based Component that has not satisfied the Performance-Based Component] shall vest on the later of (i) the Participant’s termination date and (ii) the occurrence of a Qualifying Liquidity Event.
4.    Dividends.
Any ordinary cash dividends paid with respect to unvested Restricted Shares shall be withheld by the Company and shall be paid to the Participant, without interest, only when, if and to the extent that, such Restricted Shares shall become vested. The Company shall accumulate such ordinary cash dividends and shall pay the Participant a cash amount equal to such dividends accumulated and unpaid as of the date that vesting occurs as to the corresponding portion of the Restricted Shares (without interest) reasonably promptly (and in no event later than 30 days) after such date. Notwithstanding the foregoing, any accumulated and unpaid ordinary cash dividends attributable to any portion of Restricted Shares that do not become vested and are cancelled shall not be paid and shall be immediately surrendered upon cancellation of the surrendered Restricted Shares.
5.    Lock-Up Period.
The Company may, in connection with registering the offering of any Company securities under the Securities Act or in connection with a SPAC Transaction, prohibit the Participant from, directly or indirectly, selling or otherwise transferring any Shares or other

Company securities during any period determined by any underwriter or the Company. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Participant and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Participant until the end of such period. In the event of a SPAC Transaction, the applicable special purpose acquisition company shall have the right to implement equivalent prohibitions and restrictions on the sale or transfer of any securities of the special purpose acquisition company held by the Participant.
6.    Restrictive Legends.
Any certificates evidencing Restricted Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under applicable securities laws:
“The shares evidenced by this certificate are subject to vesting set forth in a certain Restricted Share Award Agreement between Quantinuum and the registered owner of these shares (or such owner’s predecessor in interest), and such Restricted Share Award Agreement is available for inspection without charge at the office of the Secretary of Quantinuum.”
“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”
7.    Investment Representations.
The Participant represents, warrants and covenants as follows:
(a)    The Participant is being issued the Restricted Shares for the Participant’s own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Restricted Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.
(b)    The Participant has had such opportunity as the Participant has deemed adequate to obtain from representatives of the Company such information as is necessary to permit Participant to evaluate the merits and risks of Participant’s investment in the Company.
(c)    The Participant has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the issuance of the Restricted Shares and to make an informed investment decision with respect to such issuance.

(d)    The Participant can afford a complete loss of the value of the Restricted Shares and is able to bear the economic risk of holding such Restricted Shares for an indefinite period.
(e)    The Participant understands that (i) the Shares have not been registered under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; and (iii) there is currently no registration statement on file with the Securities and Exchange Commission with respect to any shares of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.
(f)    The Participant understands that, with respect to the grant of Restricted Shares, unless an election is filed by the Participant with the U.S. Internal Revenue Service and, if necessary, the proper state taxing authorities, within thirty (30) days of the grant of the Restricted Shares, electing pursuant to Section 83(b) of the Code (and similar state tax provisions if applicable) to be taxed currently on the fair market value of the Restricted Shares on the date of grant, there will be a recognition of taxable income to the Participant, measured by the excess, if any, of the fair market value of the Shares at the time of vesting over the fair market value on the date of grant of the Restricted Shares. The Participant represents that the Participant has consulted any tax consultant(s) the Participant deems advisable in connection with the grant of the Restricted Shares or the filing of the election under Section 83(b) and similar tax provisions. THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE RESPONSIBILITY OF THE COMPANY TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.
(g)    The Participant understands that the Company has elected to be treated other than as an association taxable as a corporation for federal income tax purposes and that, to the extent applicable with respect to the Restricted Shares and as soon as reasonably possible after the end of each fiscal year, the Company shall deliver to the Participant U.S. Internal Revenue Service Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of the Participant’s federal, state, local and foreign income tax returns for such fiscal year.
8.    Power of Attorney.
The Participant agrees to perform such further acts and execute and deliver such further documents as are necessary to surrender the Participant’s unvested Restricted Shares, as applicable, in accordance with the terms of this Agreement. In the event that the Participant fails to do the aforementioned within five (5) days of a written request from the Company, the Participant hereby automatically, unconditionally and irrevocably grants a power of attorney to the Company (or any director of the Company), with full power and substitution, with respect to such performance, and this power of attorney is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated by this Agreement and further to secure the performance of the obligations of the Participant under this Agreement.

9.    Miscellaneous.
(a)    Withholding. The Company has the authority to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local, and foreign taxes or social security contributions required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any certificate evidencing Shares to the Participant or the Participant’s legal representative or enter such Shares in book entry form unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes or social security contributions applicable to the taxable income of the Participant resulting from the vesting of the Restricted Shares. The Participant may make such payment in cash, by wire transfer of immediately available funds or by certified check. Notwithstanding the foregoing, unless the Administrator otherwise determines, if there is a public market for the Shares at the time the tax and/or social security obligations are satisfied, the Participant may satisfy such tax and/or social security obligations, subject to any applicable lock-up periods, any Company insider trading policy (including blackout periods) and Applicable Laws, by means of delivery (including, without limitation, telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax and/or social security obligations; provided that such amount is paid to the Company at such time as may be required by the Administrator. The Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company from, all taxes and/or social security obligations owed in connection with the Restricted Shares, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares. The Company does not make any representation or undertaking regarding the treatment of any tax and/or social security withholding in connection with the awarding, vesting or settlement of the Restricted Shares or the subsequent sale of Shares underlying the Restricted Shares.
(b)    Surrender/Forfeiture of Award.
i.The Participant expressly agrees and acknowledges that (A) the award of Restricted Shares in this Agreement is expressly contingent upon the Participant complying with the terms, conditions and definitions in any other existing agreement that governs the Participant’s noncompetition with the Company Group, the Participant’s nonsolicitation of the Company Group’s employees, customers, suppliers, business partners and vendors, and/or the Participant’s conduct with respect to the Company’s trade secrets and proprietary and confidential information and (B) from the date hereof until the date that is [twelve (12)][twenty four (24)] months after the Participant’s termination of service with the Company Group for any reason, the Participant shall not make any statement, publicly or privately (other than to their spouse and/or legal advisors), which would be disparaging (as defined below) to the Company Group or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude the Participant from making any statement in good faith which is required by any Applicable Laws or the order of a court or other governmental body; provided, however, that nothing herein shall preclude the Participant from reporting (in good faith) possible violations of Applicable Laws to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or making any other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or from otherwise making any statement (in good faith) which is required by any Applicable Law or the order of a court or other governmental body. For purposes of this Section 9(b)(i), the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.
ii.The Participant expressly agrees and acknowledges that the surrender and forfeiture provisions of Section 9(b)(iii) of this Agreement shall apply if the Participant’s service is terminated by the Company Group for Cause or if the Participant breaches Section 9(b)(i)(B) of this Agreement (each, a “Surrender/Forfeiture Event”).
iii.In addition to the relief described in any other agreement that governs the Participant’s noncompetition with the Company Group, nonsolicitation of the Company Group’s employees, customers, suppliers, business partners and vendors, and/or conduct with respect to the Company Group’s trade secrets and proprietary and confidential information, if a Surrender/Forfeiture Event occurs, (A) any Restricted Shares that have not vested under this Agreement shall immediately be cancelled, and the Participant shall surrender and forfeit any rights with respect to such Restricted Shares as of the date of the applicable Surrender/Forfeiture Event, and (B) the Participant shall immediately issue and deliver to the Company Shares equal in value to the value of the Restricted Shares that vest during the period beginning twelve (12) months prior to termination of the Participant’s service with the Company Group and ending on the date of the applicable Surrender/Forfeiture Event.
iv.Notwithstanding anything in the Plan or this Agreement to the contrary, the Participant agrees and acknowledges that the Company Group may be entitled or required by Applicable Law, Company Group policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to the Participant pursuant to the Plan, and the Participant agrees to comply with any Company Group request or demand for recoupment.
(c)    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at its principal executive offices in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address for the Participant shown in the Company’s records. By a notice given pursuant to this Section 9(c), either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
(d)    Conformity to Securities Laws. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted and may be settled, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
(e)    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)    Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would mandate the application of laws of any other jurisdiction. The parties hereto irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware for any action, suit or proceeding arising out of or relating to this Agreement. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
(g)    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the

Plan, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
(h)    Entire Agreement. The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
(i)    No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of the Restricted Shares and will not be liable to the Participant for any adverse tax consequences arising in connection with the Restricted Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of the Restricted Shares and by signing this Agreement, the Participant has agreed that the Participant has done so or knowingly and voluntarily declined to do so.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered the Restricted Share Award Agreement as of the date and year first above written.

QUANTINUUM

Name:
Title:

PARTICIPANT

Name:
[Signature Page to Restricted Share Award Agreement]